                                                                     Exhibit 5.1

                                 August 28, 2008

American Italian Pasta Company
4100 N. Mulberry Drive, Suite 200
Kansas City, Missouri  64116

Ladies and Gentlemen:

         We have acted as counsel to American Italian Pasta Company,  a Delaware corporation  (the  "Company"),  in connection with the  registration on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of 1,212,313 shares of
Class A Convertible Common Stock of the Company,  $.001 par value per share (the
"Class A Common Stock"),  issuable under the American Italian Pasta Company 2000
Equity  Incentive Plan (the "Plan"),  as amended,  and approved by the Company's stockholders on February 19, 2004

         In connection  with the  foregoing,  we have  examined such  documents, corporate  records  and  other  instruments  as  we  have  deemed  necessary  or appropriate  in  connection  with this  opinion.  Based upon and  subject to the foregoing,  we are of the opinion  that when such shares of Class A Common Stock have been  issued and sold by the  Company in  accordance  with the terms of the
Plan, such shares will constitute legally issued,  fully paid and non-assessable shares  of  the  Company.  This  opinion  is  limited  to the  Delaware  General
Corporation Law.

         We  consent  to  the  filing  of  this  opinion  as an  exhibit  to the registration  statement  pursuant  to which such  shares will be sold and to the reference to us in such registration statement.  Our consent shall not be deemed an admission  that we are experts whose  consent is required  under Section 7 of the Act.

                            Very truly yours,

                            /s/Husch Blackwell Sanders LLP

                            Husch Blackwell Sanders LLP